EXHIBIT 10.10(a)
LIST OF OFFICERS AND DIRECTORS ENTERING INTO INDEMNIFICATION AGREEMENT

NAME	POSITION
David E. Siminoff	President, Chief Executive Officer and Director
Joe Y. Shapira	Executive Chairman of the Board
Michael Brown	Director
Martial Chaillet	Director
Benjamin Derhy	Director
Laura Lauder	Director
Scott Shleifer	Director
Gregory R. Liberman	Chief Operating Officer, General Counsel and Company Secretary
Mark Thompson	Chief Financial Officer